SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

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Siebel Systems, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NEWS RELEASE

Siebel Systems Annual Meeting Open

for Stockholders to Attend in Person

Siebel to Provide Maximum Access to Annual Meeting

SAN MATEO, Calif.—May 15, 2003—As announced in its proxy statement filed with the Securities and Exchange Commission on May 14, 2003, Siebel Systems, Inc. (NASDAQ: SEBL) will webcast its 2003 Annual Meeting of Stockholders, to be held on June 11, 2003, at 11 a.m. PDT. The purpose of the webcast is to allow the greatest access to the broadest number of stockholders—both large and small—at the same time. The company will conduct the webcast from the Marriott Hotel at 1770 South Amphlett Blvd. in San Mateo, Calif., and stockholders who would like to attend are welcome to do so.

Stockholders will be able to cast their votes via the Internet, telephone, regular mail, or fax. Additionally, stockholders who are physically able to attend the meeting will be able to ask questions and cast their votes in person. As noted in the proxy statement, stockholders will also be able to ask questions in advance to be addressed at the meeting via email or fax.

About Siebel Systems

Siebel Systems, Inc. is a leading provider of eBusiness applications software, enabling corporations to sell to, market to, and serve customers across multiple channels and lines of business. With more than 3,500 customers worldwide, Siebel Systems provides organizations with a proven set of industry-specific best practices, CRM applications, and business processes, empowering them to consistently deliver superior customer experiences and establish more profitable customer relationships. Siebel Systems’ sales and service facilities are located in more than 28 countries.

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Media Contact:

Jason Copeland

Siebel Systems

jcopeland@siebel.com

650-477-1364

Siebel is a trademark of Siebel Systems, Inc. and may be registered in certain jurisdictions.